Exhibit 99.1
NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

FOR IMMEDIATE RELEASE

Gastar Exploration Announces Initial Production From
Multi-Lateral Production Pilot in Australia

HOUSTON, June 18, 2009 - Gastar Exploration Ltd. (NYSE Amex: GST and TSX: YGA) today announced that the aggregate rate of gas production from the Bibblewindi multi-lateral production pilots in its coal seam gas project in New South Wales, Australia has reached 250,000 standard cubic feet per day.  Water production continues at approximately 3,500 to 4,000 barrels per day.  Strong water flows, the precursor to strong gas flows, have confirmed the anticipated widespread fracture network and high permeability of the Bohena coal seam.  Full scale dewatering from the six production wells commenced in early May 2009. It is expected that gas production rates will continue to climb over coming months as dewatering continues.  Gastar holds a 35 percent working interest in the project with the balance held by its joint development operating partner, Eastern Star Gas (ASX:ESG and OTCQX: ESGLY).

J. Russell Porter, Gastar’s President and Chief Executive Officer, said, “The excellent early performance of this production pilot is confirming our high expectations for the project.  We believe this puts us on track to achieve our reserves upgrade targets as well as move forward to project commercialization and full-scale development.

“In addition, the multi-lateral drilling design is proving to be a success and we are now confident that we can comfortably drill laterals of over 1 km in length.  We are also seeing clear pressure communication between the lateral wells, which means the spacing between the laterals can be greatly increased.  We anticipate a spacing of up to 1 km will be achievable, increasing the total quantity of gas that will be produced from each well and materially reducing gas production costs.

“We are particularly pleased that gas production was immediate when dewatering of the multi-lateral pilots commenced,” added Mr. Porter.  “This confirms the Bohena coal seam is fully saturated and based on results we have seen so far, we expect the gas content to be approximately 15 standard cubic metres (530 standard cubic feet) per ton of coal.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partner in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The SEC has generally permitted oil and gas companies in their filings with the SEC to disclose only proved reserves that under SEC definitions and guidelines a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This news release discloses estimated “gas content” that the SEC’s guidelines would prohibit us from including in our filings with the SEC.  Estimates of gas content are preliminary, do not reflect estimates of recoverable reserves and by their nature are more speculative than estimates of proved reserves under SEC definitions and guidelines.

The NYSE Amex and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

#   #   #